Exhibit 99.1

Press Release

Contacts:

Carrie Prati

Director, Investor Relations

carrie.prati@rowancompanies.com

+1 713 960 7581

HOUSTON, TEXAS -- Rowan Companies plc (“Rowan” or the “Company”) (NYSE: RDC) announced today that it has concluded the purchase of two LeTourneau Super 116E jack-up rigs, the P-59 and P-60, which were both delivered new into service in 2013, in a public auction from a subsidiary of Petroleo Brasileiro S.A. (“Petrobras”) for $38.5 million per unit. As previously reported on May 11, 2017, Rowan was the high bidder in a Petrobras public auction with a bid price of $30 million per rig. While the high bid was not accepted by Petrobras, after negotiations, both parties agreed to the revised price. The Company intends to mobilize these modern jack-ups to the Middle East from their current location in Brazil in late first quarter 2018.

Tom Burke, President and Chief Executive Officer, commented, “We consider this purchase an opportunistic investment, made near a cyclical low, at a highly attractive price. Since mid-2015 we have divested five older jack-ups (Rowan Louisiana, Rowan Juneau, Rowan Alaska, Rowan Gorilla II and Rowan Gorilla III). The addition of these two modern rigs will help renew the Rowan fleet and increase the Company’s future earnings capability. We are very familiar with the design and construction of these rigs. We are confident in our ability to integrate these jack-ups into our existing fleet to generate strong financial returns from this investment and deliver safe, efficient and reliable operations to our customers.”

The Company also announced that it sold the Cecil Provine in November 2017 for scrap, and has cold-stacked the Gorilla IV following the conclusion of its latest contract.

Rowan is a global provider of contract drilling services with a fleet of 27 mobile offshore drilling units, composed of 23 self-elevating jack-up rigs and four ultra-deepwater drillships. The Company's fleet operates worldwide, including the United States Gulf of Mexico, the United Kingdom and Norwegian sectors of the North Sea, the Middle East, and Trinidad. Additionally, the Company is a 50/50 partner in a joint venture with Saudi Aramco, entitled ARO Drilling, that owns a fleet of five self-elevating jack-up rigs that operate in the Arabian Gulf. The Company’s Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol “RDC.” For more information on the Company, please visit www.rowan.com.

Statements herein that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as the anticipated use and financial returns associated with the rigs purchased from Petrobras. These forward-looking statements are based on our current expectations and are subject to numerous risks, assumptions, trends and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include oil and natural gas prices and the impact of the economic climate; changes in the offshore drilling market, including fluctuations in supply and demand; variable levels of drilling activity and expenditures in the energy industry; changes in day rates; ability to secure future drilling contracts; cancellation, early termination or renegotiation by our customers of drilling contracts; customer credit and risk of customer bankruptcy; risks associated with fixed cost drilling operations; unplanned downtime; risks related to our joint venture with Saudi Aramco, including the timing and amount of future distributions from the joint venture or contributions to the joint venture; cost overruns or delays in transportation of drilling units; cost overruns or delays in maintenance, repairs, or other rig projects; operating hazards and equipment failure; risks of collision and damage; casualty losses and limitations on insurance coverage; weather conditions in the Company's operating areas; increasing costs of compliance with regulations; changes in tax laws and interpretations by taxing authorities; hostilities, terrorism, and piracy; impairments; cyber incidents; the outcomes of disputes, including tax disputes and legal proceedings; and other risks disclosed in the Company's filings with the U.S. Securities and Exchange Commission. Each forward-looking statement speaks only as of the date hereof, and the Company expressly disclaims any obligation to update or revise any forward-looking statements, except as required by law.